Exhibit 10.22
RETIREMENT AND RELEASE AGREEMENT
I, David M. Theno, whose address is 4503 Sun Valley Road, Del Mar, CA 92014 understand that my retirement from Jack in the Box will be effective on September 28, 2008. This Retirement and Release Agreement (Agreement) is entered into in connection with my retirement.
Jack in the Box Offer. From September 29, 2008 to December 31, 2008, I will be available to consult with the Company as reasonably required. In exchange, Jack in the Box has offered to pay me a final payment of $88,875.00 (less required payroll deductions). In order to receive this Offer, the Requirements to Accept Offer described below must be fulfilled. If the Requirements to Accept Offer are not fulfilled, the Jack in the Box Offer automatically terminates. The lump sum final payment is in addition to wages due to me for work performed on or before September 30, 2008 and will be paid to me as consideration for my settlement, release and discharge of any and all known claims as described below.
Waiting Period and Revocation. I received this Agreement on August 7, 2008 and have been given a twenty-one (21) day waiting period to consider whether to sign it. I understand that even if I sign and return this Agreement, I can still revoke this Agreement within seven (7) days after it is returned to Jack in the Box (Revocation Period) and this Agreement will not become effective or enforceable until the Revocation Period has expired.
Requirements to Accept Offer. In order to accept the Jack in the Box Offer I must:
(a)	sign this Agreement and return it to Jack in the Box by either:
(i)	hand-delivering the Agreement to Robin Jones, Director, Human Resources, 9330 Balboa Avenue, San Diego, CA 92123 not later than close of business on August 28, 2008; or

(ii)	mailing the Agreement, in which case the envelope must be postmarked not later than August 28, 2008 and must be received within a reasonable time thereafter; or

(iii)	sending the Agreement by overnight service such as Federal Express, in which case it must be actually received not later than August 28, 2008.

Mail and overnight service must be addressed to:
Robin Jones
Director of Human Resources
9330 Balboa Ave.
San Diego, CA 92123
(b)	not revoke this Agreement during the seven (7) day Revocation Period.
Time When Payment Will Be Made. If I fulfill the Requirements to Accept Offer described above, I will receive the lump sum final payment no later than September 30, 2008. If I do not fulfill the requirements to receive payment, I will not be entitled to any pay or benefits other than what I would be entitled to receive as an employee up through September 28, 2008.

Release of Claims. Various claims and disputes exist/may exist between the parties. Jack in the Box and 1 desire to resolve all disputes and settle all known and unknown claims. By signing and returning this Agreement to Jack in the Box, I hereby settle, release and discharge any and all claims which I have or may have against Jack in the Box, its subsidiaries, or affiliates and their respective officers, directors and employees, arising at any time from my employment with Jack in the Box and the termination of that employment, including but not limited to all claims arising under any Federal, State, or local laws or regulations pertaining to discrimination on the basis of sex, pregnancy, race, color, marital status, religion, creed, national origin, age, disability, medical condition, or mental condition status or any status protected by any other anti-discrimination laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the Age Discrimination in Employment Act and the Fair Employment and Housing Act, whether such claim be based on an action filed by me or by a governmental agency.
Unknown Claims. This section shall be governed by California law. I understand that I may have claims of which I may be unaware or unsuspecting which I am giving up by signing this Agreement. I also expressly waive all rights I might have under Section 1542 of the Civil Code of California which reads as follows:
1542. Certain claims not affected by general release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Claims Not Affected. it is understood that this settlement, release, and discharge shall in no way affect any claims which I may have by reason of any Social Security, Worker’s Compensation, or Unemployment laws, or any benefits earned during my employment which may be payable to me now or in the future under any of the Benefit and/or Welfare Programs of Jack in the Box, its subsidiaries and affiliates.
Confidentiality. I agree that the terms and conditions of this Release shall remain confidential as between myself and Jack in the Box and shall not be disclosed to any other person except my attorney, spouse, accountant and/or financial advisor. I also agree that during my employment I may have had access to confidential information and trade secrets concerning products, business plans, marketing strategies and other Company information and that I shall keep these matters completely confidential.
No Admission of Wrongdoing by Jack in the Box. Jack in the Box expressly denies any violation of any federal, state or local law. Accordingly, while this Agreement resolves all issues referred to in this Agreement, it is not, and shall not be construed as, an admission by Jack in the Box of any violation of any federal, state or local law, or of any liability whatsoever.
Interpretation of Agreement. If any provision of this Agreement is contrary to applicable law, it shall be modified or disregarded as necessary and the remainder of the Agreement will remain in full force and effect.
Advice to Consult With Attorney. I have been (i) advised in writing to consult with an attorney, and (ii) given adequate time to thoroughly review and discuss all aspects of this Agreement with my attorney before signing this Agreement and I have thoroughly discussed, or in the alternative have freely elected to waive any further opportunity to discuss, this Agreement with my attorney.
I have read and understand all of the provisions of this Agreement and I voluntarily enter into this Agreement by signing it on August 8, 2008.

/s/ Jill Hodak Theno	/s/ David M. Theno

Witness Signature	David M. Theno